Exhibit 3.68
State of Delaware
Secretary of State
Division of Corporations
Delivered 08:47 PM 03/18/2009
FILED 08:36 PM 03/18/2009
SRV 090281313 — 2202248 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLIED WASTE INDUSTRIES, INC.
     Allied Waste Industries, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     FIRST: The corporation’s present name is Allied Waste Industries, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 14,1989.
     SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to and in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
     THIRD: The Certificate of Incorporation of the corporation is hereby amended and restated so as to read in its entirety as follows:
1.	The name of the corporation is Allied Waste Industries, Inc. (the “Corporation”).

2.	The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The Corporation shall have authority to issue one (1) share of common stock, par value $0.01 per share.

5.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

6.	Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

8.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the DGCL as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

9.	Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
* * * *

     IN WITNESS WHEREOF, Allied Waste Industries, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this 18th day of March, 2009.

ALLIED WASTE INDUSTRIES, INC.
By:	/s/ Jo Lynn White
Jo Lynn White
Vice President and Asst. Secretary